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EXHIBIT 11.1

                            WILD OATS MARKETS, INC.
    STATEMENT REGARDING COMPUTATION OF PRO FORMA NET INCOME (LOSS) PER SHARE
                                  (UNAUDITED)



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
                                            THREE MONTHS ENDED   THREE MONTHS ENDED      NINE MONTHS ENDED      NINE MONTHS ENDED
                                                SEPTEMBER 28,      SEPTEMBER 30,           SEPTEMBER 28,          SEPTEMBER 30,
                                                    1996               1995                    1996                   1995
Weighted average number of common
   shares outstanding                             2,996,866          2,315,631               2,545,205              2,315,631

Weighted average number of shares of
  preferred stock assumed converted to
  common stock at the time of issuance            2,152,310          1,035,736               1,410,759              1,035,736

Common and common equivalent shares
  issued during the twelve-month period
  prior to the filing of the Company's
  proposed initial public offering calculated
  using the treasury stock method                                      514,008                 351,793                514,008
                                                -----------         ----------             -----------             ----------

Pro forma weighted average number of
  common shares outstanding                       5,149,176          3,865,375               4,307,757              3,865,375

Net income (loss)                               $(5,405,000)        $ (276,000)            $(4,903,000)            $  791,000
                                                ===========         ==========             ===========             ==========

Pro forma net income (loss) per share           $     (1.05)        $    (0.07)            $     (1.14)            $     0.21
                                                ===========         ==========             ===========             ==========
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